TERMINATION OF LEASE

         We, Judith Ann Spinelli, Trustee of Jonspin Realty Trust, hereinafter called "Lessor" and QC Optics, Inc., hereinafter called "Lessee" do, herewith, agree for $1.00 and other valuable consideration as follows:

         1. Lessor and Lessee are the parties to a certain lease, dated June 30 of 2000, said lease having a term of five (5) years commencing on May 1 of 2001 and ending on April 31 of 2006.

         2. The subject lease relates to real estate located at 46 Jonspin Road, Wilmington, Massachusetts, said real estate containing approximately 24,714 square feet, together with the exclusive right to use 20 parking spaces at the premises, said real estate being further identified as Lot 42 of the North Wilmington Industrial Park, as shown on Exhibit B, affixed to the aforementioned lease and incorporated into its terms by reference.

         3. Lessee has approached Lessor requesting an early termination of Lessee's obligations in connection with the subject lease with the termination date to be August 31 of 2001.

         4. Lessor has agreed to the early termination of the lease effective August 31 of 2001 provided that Lessee shall have access to the demised premises for herself, her agents, employees, contractors and other representatives for the purpose of maintenance of the premises and for the purpose of showing the demised premises to prospective third party lessees upon reasonable notice to Lessee of the request for access.

         5. The Lessee shall deliver the demised premises to Lessor on the termination date of August 31 of 2001 in the same condition the premises were in at the time of the lease commencement date, reasonable wear and tear excepted and the Lessee shall deliver the premises in a broom clean condition to Lessor as of the lease termination date of August 31 of 2001.

         6. If the Lessee does not vacate the premises by August 3I of 2001, then, in that event, Lessee shall pay a holdover fee of Thirty-six Thousand ($36,000.00) Dollars monthly to Lessor commencing September 1 of 2001 and continuing on the first day of each month thereafter until Lessee vacates the premises in accordance with the terms of this Termination Agreement.

         7. With the exception of the modification of the terms of the lease between the parties, dated June 30 of 2000 mentioned herein, all other terms of the lease shall remain in full force and effect until the lease termination date of August 3l of 200l.

         8. Lessee agrees to indemnify Lessor with respect to any claim/claims of Lessee and/or third parties of any kind arising from Lessee's occupancy of the demised premises up through and including the early lease termination date of August 31 of 2001, said third party claims including any claims by a real estate broker or agent directly engaged by Lessee for a fee and/or commission of any type or kind in connection with negotiation of this Lease Termination Agreement.

         9. Aside from the provisions of this Lease Termination Agreement as well as the provisions of the lease between the parties, Lessee releases Lessor and Lessor releases Lessee from any and all claims of any type and kind which either may have or could have against the other party from the beginning of the world up through and including the Lease termination date of August 31 of 2001.


             WITNESS our hand and seal this 28th day of June, 2001.


                                           /s/ Judith Ann Spinnelli
                                           -------------------------------------
                                           Lessor, Judith Ann Spinnelli, Trustee
                                           Jonspin Realty Trust


                                           Lessee, QC Optics, Inc.
                                           By:/s/ Eric T. Chase, President
                                              ----------------------------------